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                                                                   EXHIBIT 99.12

     [GRAPHIC: COMPREHENSIVE CARE CORPORATION LETTERHEAD ("COMPCARE LOGO")]

To: Holders of Comprehensive Care Corporation 7 1/2% Convertible Subordinated Debentures Due April 15, 2010 (the "Securities")

NOTICE IS HEREBY given, pursuant to Section 2.12 of that certain Indenture dated as of April 25, 1985 (the "Indenture"), between Comprehensive Care Corporation (the "Company") and First Trust of California, National Association, as successor to Bank of America National Trust and Savings Association (the "Trustee"), that the Company intends to pay on ________, 1996 (the "Payment Date"), the aggregate amount of four interest payments, and default interest on each missed payment, plus the regular semi-annual interest payment, calculated as follows:


         (1) The interest payment on the Securities in the aggregate amount of $357,675 ($37.50 per each $1,000 of principal amount of a Security) which was due and payable by the Company on October 17, 1994, together with interest on such missed interest payment (at the rate of 7 1/2% per annum from and including October 15, 1994, and to but not including the Payment Date) in the aggregate amount of $___________ ($_____ per each $1,000 of principal amount of a Security);

         (2) The interest payment on the Securities in the aggregate amount of $357,675 ($37.50 per each $1,000 of principal amount of a Security) which was due and payable by the Company on April 17, 1995, together with interest on such missed interest payment (at the rate of 7 1/2% per annum from and including April 15, 1995, and to but not including the Payment Date) in the aggregate amount of $__________ ($______ per each $1,000 of principal amount of a Security);

         (3) The interest payment on the Securities in the aggregate amount of $357,675 ($37.50 per each $1,000 of principal amount of a Security) which was due and payable by the Company on October 16, 1995, together with interest on such missed interest payment (at the rate of 7 1/2% per annum from and including October 15, 1995, and to but not including the Payment Date) in the aggregate amount of $_________ ($_______ per each $1,000 of principal amount of a Security);

         (4) The interest payment on the securities in the aggregate amount of $357.675 ($37.50 per each $1,000 principal amount of a Security) which was due and payable by the Company on April 15, 1996, together with interest on such missed interest payment (at the rate of 7 1/2% per annum from and including the Payment Date) in the aggregate amount of $_______ ($______ per each $1,000 of principal amount of a Security); and


         (5) The interest payment on the securities in the aggregate amount of $357.675 ($37.50 per each $1,000 principal amount of a Security) which was due and payable by the Company on October 15, 1996, together with interest on such missed interest payment (at the rate of 7 1/2% per annum from and including the Payment Date) in the aggregate amount of $_______ ($______ per each $1,000 of principal amount of a Security).


         Such payments by the Company will be made to Holders in whose name a Security is registered as of _________, 1996. Such payment by the Company is conditioned upon the concurrent effectiveness of rescission of the acceleration of the Securities by Holders of a majority in principal amount of the outstanding Securities.

Dated: November __, 1996                         COMPREHENSIVE CARE CORPORATION,
                                                 a Delaware corporation


                                                 By:___________________________
                                                 Its: _________________________


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